Exhibit 10.57

FOURTH AMENDMENT TO CREDIT AGREEMENT
(First Credit Agreement)

This FOURTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated effective as of March 1, 2013 (the “Effective Date”), is between Recovery Energy, Inc., a Nevada corporation (“Borrower”), and Hexagon, LLC, a Colorado limited liability company, formerly known as Hexagon Investments, LLC (“Lender”).

RECITALS

A.           Borrower and Lender have entered into a Credit Agreement, dated as of January 29, 2010 (as modified by (i) that certain Amendment to Promissory Note, dated December 29, 2010, (ii) that certain Second Amendment to Promissory Note, dated November 14, 2011, (iii) that certain Amendment to Credit Agreement dated March 15, 2012, (iv) that certain Second Amendment to Credit Agreement dated July 31, 2012, (v) that certain Third Amendment to Credit Agreement dated November 8, 2012, and as further amended, modified, supplemented, substituted or replaced, the “Credit Agreement”), providing for a term loan in the original principal amount of $4,500,000.  Defined terms used herein and not defined herein shall have the meanings set forth in the Credit Agreement.

B.           Borrower has asked Lender, and Lender has agreed to amend the terms and conditions of the Credit Agreement to extend the Maturity Date until May 16, 2014, subject to and as more fully set forth in this Amendment.

AGREEMENT

In consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Lender agree as follows:

1.             Amendment to Credit Agreement.  Effective as of the Effective Date and upon the terms and subject to the conditions set forth in this Amendment:

(a)           Section 1.1 of the Credit Agreement is hereby amended by deleting “December 31, 2013” in the definition of “Maturity Date” and replacing it with “May 16, 2014”.

(b)           Section 2.1(d) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“(d)           The Loan shall bear interest at a rate of 15.00% per annum for all periods prior to March 1, 2013.  For all periods commencing March 1, 2013 and thereafter, the Loan shall bear interest at a rate of 10.00% per annum.”

(c)           Section 2.2 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“Section 2.2 Mandatory Prepayments.  Commencing with March, 2013, Borrower shall be required only to make payments of interest accruing under the Loan for the months of March, April, May and June 2013, each such interest payment to be due for a particular month on or before the last day of that month.  Commencing with July, 2013, Borrower shall repay the Loan and any amounts due under the Other Credit Agreements (as defined below) with the greater of: (a) the sum of 100% of the Net Proceeds from the Oil and Gas Properties as defined in the Credit Agreement plus 100% of the Net Proceeds from the Oil and Gas Properties as defined in the Credit Agreement dated March 25, 2010 and the Credit Agreement dated April 14, 2010, each between Borrower and Lender (the “Other Credit Agreements”), and (b) either (i) $190,000 if a sale of the Palm Field (as described in Section 2.6(a) below) has closed on or before July 1, 2013 for a sale price of $4,500,000 or such other price as is mutually agreed by Borrower and Lender, or (ii) $225,000 if the condition in clause (i) is not satisfied.  Such amounts paid under this Section 2.2 shall be applied to amounts due under the Loan and the amounts due under the Other Credit Agreements in a manner as determined by Lender in its sole discretion.”

(d)           Section 2.4 of the Credit Agreement is hereby amended by deleting "December 31, 2013" in the second line and replacing it with "May 16, 2014".

(e)           Section 2.5 of the Credit Agreement is hereby amended by deleting Sections 2.5(b) and 2.5(c) in their entirety.

(f)           A new Section 2.6 of the Credit Agreement is hereby added as follows:

“Section 2.6 Additional Equity and Development Covenants.  Borrower agrees to use its reasonable best efforts to pursue the following transactions and other actions to improve the financial condition of Borrower:

(a)           A sale for cash on or before July 1, 2013 of all of Borrower’s oil and gas interests and wells in the Palm Field located in T. 17 N., R. 58 W., Banner County, Nebraska, for a price that is mutually agreed by Borrower and Lender.  All of the proceeds of any such sale shall be paid to Lender and shall reduce the amount outstanding under the Credit Agreement dated March 25, 2010 and, to the extent the proceeds exceed the amount outstanding under such Credit Agreement, the amounts due under this Credit Agreement or the Credit Agreement dated April 14, 2010, the allocation of which Lender shall determine in its sole discretion.

(b)           An equity offering or other transaction to provide additional equity for the Borrower, through an investment banking firm deemed by Borrower in its reasonable discretion to have suitable qualifications for such transaction.

(c)           One or more joint venture development agreements to develop the Borrower’s oil and gas assets with a financial or oil and gas industry entity with suitable financial strength and technical expertise for the successful implementation of such development agreements.

(d)           Engineering study of Borrower’s producing oil and gas properties in the Wilke and State Line Fields (in Banner and Kimball Counties, Nebraska and Laramie County, Wyoming) to ascertain possible operations to enhance production from such properties.

(g)           A new Section 2.7 of the Credit Agreement is hereby added as follows:

“Section 2.7 Additional Collateral.  Promptly, and in no event more than 10 business days following the execution of this Amendment, Borrower shall execute and deliver an Amendment to the Mortgages, in form provided by Lender’s counsel, adding to the collateral covered by the Mortgages 15,171 net acres of undeveloped leases owned by Borrower in the Pine Bluffs Prospect, Banner and Kimball Counties, Nebraska and Laramie County, Wyoming.”

2.             Other Agreements.  (a) Borrower and Lender agree that all of the Loan Documents are hereby amended to reflect the amendments set forth herein and that no further amendments to any Loan Documents are required to reflect the foregoing; and (b) all references in any document to “Credit Agreement” or any “Loan Document” shall refer to the Credit Agreement or any such Loan Document, as amended pursuant to this Amendment.

3.             Representations and Warranties.  Borrower hereby certifies to Lender that as of the date of this Amendment and as of the Effective Date (taking into consideration the transactions contemplated by this Amendment) all of Borrower’s representations and warranties contained in the Credit Agreement and each of the Loan Documents are true, accurate and complete in all material respects.  Without limiting the generality of the foregoing, Borrower represents and warrants that (i) the execution and delivery of this Amendment has been authorized by all necessary action on the part of Borrower, (ii) the person executing this Amendment on behalf of Borrower is duly authorized to do so, and (iii) this Amendment constitutes the legal, valid, binding and enforceable obligation of Borrower.

4.             Additional Documents.  Borrower shall execute and deliver, and shall cause to be executed and delivered, to Lender at any time and from time to time such documents and instruments, including without limitation additional amendments to the Credit Agreement and the Loan Documents, as Lender may reasonably request to confirm and carry out the transactions contemplated hereby or by any other Loan Documents executed in connection herewith.

5.             Continuation of the Credit Agreement and Loan Documents.  Except as specified in this Amendment, the provisions of the Credit Agreement and the Loan Documents shall remain in full force and effect, and if there is a conflict between the terms of this Amendment and those of the Credit Agreement or the Loan Documents, the terms of this Amendment shall control.  This Amendment is a Loan Document.

6.             Ratification and Reaffirmation of Obligations by Borrower.  Borrower hereby (a) ratifies and confirms all of its Obligations under the Credit Agreement and each of the other Loan Documents, and acknowledges and agrees that such Obligations remain in full force and effect, and (b) ratifies, reaffirms and reapproves in favor of Lender the terms and provisions of the Credit Agreement and each of the other Loan Documents, including (without limitation), its pledges and other grants of Liens and security interests pursuant to the Loan Documents.

7.             Release and Indemnification.

(a)           Borrower hereby fully, finally, and forever releases and discharges Lender, and its successors, assigns, directors, officers, employees, agents and representatives, from any and all causes of action, claims, debts, demands and liabilities, of whatever kind or nature, in law or equity, of Borrower, whether now known or unknown to Borrower in respect of (i) the Obligations under the Credit Agreement and each of the other Loan Documents or (ii) the actions or omissions of Lender in any manner related to the Obligations under the Credit Agreement and each of the other Loan Documents; provided that this Section shall only apply to and be effective with respect to events or circumstances existing or occurring prior to and including the date of this Amendment.

(b)           Without limiting Section 7.3 of the Credit Agreement, Borrower hereby agrees to indemnify, defend, and hold harmless Lender and its successors, assigns, directors, officers, employees, agents and representatives (each an “Indemnified Party” and collectively the “Indemnified Parties”) from and against any and all accounts, covenants, agreements, obligations, claims, debts, liabilities, offsets, demands, costs, expenses, actions or causes of action of every nature, character and description, whether arising at law or equity or under statute, regulation or otherwise, and whether liquidated or unliquidated, contingent or noncontingent, known or unknown, suspected or unsuspected (“Claims”), arising from or made under any legal theory, which any of Indemnified Parties may incur as a direct or indirect consequence of or in relation to any acts or omissions of Borrower arising from or relating to any of: (i) the Credit Agreement; (ii) the Loan Documents; (iii) this Amendment; or (iv) any documents executed by Borrower in connection with this Amendment.  Should any Indemnified Party incur any such Claims, or defense of or response to any Claims or demand related thereto, the amount thereof, including costs, expenses and attorneys’ fees, shall be added to the amounts due under the Loan Documents, and shall be secured by any and all liens created under and pursuant to the Loan Documents.  This indemnity shall survive until the Obligations have been indefeasibly paid in full and the termination, release or discharge of Borrower.  To the extent permissible under applicable law, this indemnity shall not limit any other rights of indemnification, subrogation or assignment, whether explicit, implied, legal or equitable, that any Indemnified Party may have.

8.             Forbearance.  Lender hereby agrees to forbear from exercising its rights and remedies under the Credit Agreement and the other Loan Documents arising as a result of any actual or alleged breach of the terms of the Credit Agreement or other Loan Documents that may have occurred prior to the date of this Amendment (a “Forbearance Default”); provided, however, that upon the occurrence of any Event of Default other than a Forbearance Default, Lender shall be entitled to exercise any and all of their rights and remedies under the Credit Agreement, the other Loan Documents and applicable law, without further notice other than as required therein.

9.             No Waiver. This Amendment does not constitute a waiver by Lender of Borrower’s compliance with any covenants, or a waiver of any Defaults or Events of Default, under the Credit Agreement or any of the Loan Documents, and shall not entitle the Borrower to any amendments or waivers in the future.

10.           Miscellaneous. Article VIII of the Credit Agreement is hereby incorporated by reference into this Amendment.

11.           Condition to Effectiveness.  The effectiveness of this Amendment is conditioned upon Borrower obtaining from all of the holders of its 8% Senior Secured Debentures due February 14, 2014 extensions of the due date of such debentures until a date not earlier than May 16, 2014.  Borrower has provided Lender with evidence of its satisfaction of this condition, and Lender’s execution of this Amendment shall evidence Lender’s agreement that such condition has been satisfied and that such evidence provided by Borrower is satisfactory to Lender.

[Signature Pages Follow]

Borrower and Lender have executed this Fourth Amendment to Credit Agreement on April 15, 2013, effective as of the Effective Date first above written.

HEXAGON, LLC		RECOVERY ENERGY, INC.
By:	Hexagon, Inc., its Manager

By:	/s/ Brian Fleishmann	By:	/s/ A. Bradley Gabbard
	Brian Fleischmann Executive Vice President		A. Bradley Gabbard Chief Financial Officer